UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cape Bancorp, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: N/A

	(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A

	(2)	Form, Schedule or Registration Statement No.: N/A

	(3)	Filing Party: N/A

	(4)	Date Filed: N/A

[CAPE BANCORP LOGO]

March 23, 2012

Dear Stockholder:

We cordially invite you to attend the 2012 Annual Meeting of Stockholders of Cape Bancorp, Inc., the parent company of Cape Bank. The Annual Meeting will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, 08210 at 10:00 a.m., local time, on April 30, 2012.

The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of Cape Bancorp, Inc. and Cape Bank. Our Directors and Officers will be present to respond to any questions that Stockholders may have.

The business to be conducted at the Annual Meeting includes the election of three Directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and the approval of an advisory, non-binding resolution with respect to the executive compensation, as described in the Proxy Statement.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Cape Bancorp, Inc. and its Stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each matter to be considered.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the internet, by telephone or by completing the enclosed Proxy Card in the enclosed postage-paid envelope. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2011, which contains detailed information concerning our activities and operating performance.

Sincerely,

/s/ Michael D. Devlin
Michael D. Devlin
President and Chief Executive Officer

CAPE BANCORP, INC.

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

NOTICE OF

2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2012

Notice is hereby given that The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, 08210 on April 30, 2012 at 10:00 a.m., local time.

A Proxy Statement and Proxy Card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three Directors;

2.	The ratification of the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2012;

3.	An advisory, non-binding resolution with respect to the executive compensation, as described in the Proxy Statement; and

4.	Such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on March 5, 2012 are the Stockholders entitled to vote at the Annual Meeting. A list of Stockholders entitled to vote will be open and available for inspection at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey during the entire Annual Meeting.

By Order of the Board of Directors Cape Bancorp, Inc.

Cape May Court House, New Jersey	/s/ Joan B. Ditmars
March 23, 2012	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2012—THIS PROXY STATEMENT, PROXY CARD AND CAPE BANCORP, INC.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT WWW.PROXYVOTE.COM.

Proxy Statement

CAPE BANCORP, INC.

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

2012 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2012

This Proxy Statement and the accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the Stockholders of Cape Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of Cape Bancorp, Inc. to be used at the 2012 Annual Meeting of Stockholders of Cape Bancorp, Inc., which will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, 08210, on April 30, 2012, at 10:00 a.m., local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to Stockholders on or about March 23, 2012.

WHO CAN VOTE

The Board of Directors has fixed March 5, 2012 as the record date for determining the Stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Cape Bancorp, Inc. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 5, 2012, 13,314,111 shares of Cape Bancorp, Inc. common stock were outstanding and held by approximately 1,180 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cape Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting.

HOW MANY VOTES YOU HAVE

Each holder of shares of Cape Bancorp, Inc. common stock outstanding on March 5, 2012 will be entitled to one vote for each share held of record. However, Cape Bancorp, Inc.’s Articles of Incorporation provides that Stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Cape Bancorp, Inc. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

MATTERS TO BE CONSIDERED

The purpose of the Annual Meeting is to vote on the election of three Directors, to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012 and to approve an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Cape Bancorp, Inc. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

HOW TO VOTE

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options, which are explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the three Director nominees named on the Proxy Statement as well as “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting.

If you are a Stockholder whose shares are not registered in your own name, you will need appropriate documentation from the Stockholder of record to attend the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of Cape Bancorp, Inc. common stock. If you want to vote your shares of Cape Bancorp, Inc. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the Cape Bank ESOP or 401(k) Plan

If you participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Cape Bancorp common stock through the Cape Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive one Proxy Card for all plans that reflects all of the shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Cape Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the Cape Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is April 25, 2012. Phone and internet voting cutoff is 5:00 p.m. EDT.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

QUORUM AND VOTE REQUIRED

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cape Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of KPMG LLP as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a Stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the Proxy Card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Cape Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Cape Bancorp, Inc. or the Board of Directors.

REVOCABILITY OF PROXIES

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	Submitting written notice of revocation to the Corporate Secretary of Cape Bancorp, Inc. prior to the voting of such proxy;

•	Submitting a properly executed proxy bearing a later date;

•	Using the Internet or telephone voting options, which are explained on the Proxy Card; or

•	Voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Attention: Joan B. Ditmars, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Cape Bancorp, Inc. and its Stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the Director nominees as well as each other matter to be considered.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 5, 2012, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	September 30,		September 30,
Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
Patriot Financial Partners, GP, LLC(2)	1,223,070	(7)	9.2
Cira Centre
2929 Arch Street, 27th Floor
Philadelphia, PA 19104

Sy Jacobs(3)	1,136,024		8.4
One Fifth Avenue
New York, New York 10003

Cape Bank(4)	1,047,964		7.8
Employee Stock Ownership Plan
225 North Main Street
Cape May Court House, New Jersey 08210

Wellington Management Company, LLP(5)	892,487		6.7
280 Congress Street
Boston, MA 02210

Castine Capital Management, LLC(6)	709,430		5.3
One International Place, Suite 2401
Boston, MA 02110

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2)	Based on a Schedule 13D/A filed jointly on December 19, 2011 by members of the Patriot Financial Group, including Patriot Financial Partners, GP, LLC, a Delaware limited liability company, Patriot Financial Partners, L.P., a Delaware limited partnership, Patriot Financial Partners Parallel, L.P., a Delaware limited partnership, Patriot Financial Partners, GP, L.P., a Delaware limited partnership, and W. Kirk Wycoff, Ira M. Lubert and James J. Lynch.
(3)	Based on a Schedule 13D filed jointly on August 17, 2011 by Sy Jacobs, Jacobs Asset Management, LLC, a Delaware limited liability company, JAM Managers, L.L.C., a Delaware limited liability company and JAM Partners, LP, a Delaware limited partnership company, the 1,122,524 shares listed is presumed to include all of the shares jointly owned by these parties.
(4)	Based on a Schedule 13G/A filed by Cape Bank Employee Stock Ownership Plan Trust on February 6, 2012, a New Jersey Trust.
(5)	Based on a Schedule 13G/A filed by Wellington Management, LLP on February 14, 2012, a Massachusetts limited liability company.
(6)	Based on a Schedule 13G/A filed by Castine Capital management, LLC on February 10, 2012, a Delaware limited liability company.
(7)	Patriot Financial Partners, L.P. possesses shared voting and dispositive power and beneficially owns 948,721 shares of Company common stock. Patriot Financial Partners Parallel, L.P. possesses shared voting and dispositive power and beneficially owns 272,384 shares of Company stock. Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. are collectively referred to herein as the “Funds.” Patriot Financial Partners, GP, LLC (the “LLC”) serves as a general partner of Patriot Financial Partners GP, L.P. (the “GP”) and the GP serves as general partner of the Funds. Messrs. Wycoff, Lubert and Lynch also serve as general partners of the Funds and the GP and as members of the LLC. Based on these relationships, each of Messrs. Wycoff, Lubert and Lynch, the LLC and the GP may be deemed to possess shared voting and dispositive power over the shares of Company common stock held by the Funds, which totals 1,221,105 shares. In addition, Mr. Lynch individually beneficially owns 1,965 shares of Company common stock granted to him as a Director through the Company’s 2008 Equity Incentive Plan.

PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors presently consists of 11 members. Our Bylaws provide that our Board of Directors shall be divided into three classes, and one class of Directors is to be elected annually. Our Directors are generally elected to serve for a three-year period, or a shorter period if the Director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three Directors will be elected at the Annual Meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Mark A. Benevento, Michael D. Devlin and Matthew J. Reynolds to serve as Directors for three-year terms. Each of the nominees is currently a member of the Board of Directors.

On February 20, 2012, Director Robert F. Garrett, III announced that he will retire from the Board of Directors of Cape Bancorp, Inc., effective as of the 2012 Annual Meeting of Stockholders. There have been no disagreements between Director Garrett and Cape Bancorp, Inc. on any matters relating to operation, policies or practices. Effective as of the date of the 2012 Annual Meeting of Stockholders, the number of members comprising the Board of Directors will be reduced from eleven to ten.

The following table sets forth certain information regarding the composition of our Board of Directors as of March 5, 2012, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

	September 30,	September 30,	September 30,	September 30,	September 30,		September 30,
Name (1)	Age	Positions Held in Cape Bancorp, Inc.	Director Since (2)	Current Term to Expire	Shares of Common Stock Beneficially Owned (3)		Percent of Class [UPDATE %]

NOMINEES

Mark A. Benevento	52	Director	2010	2012	12,847	(4)	*
Michael D. Devlin	62	Director and Chief Executive Officer/ President	2008	2012	243,807	(5)	1.81%
Matthew J. Reynolds	41	Director	2004	2012	24,415	(6)	*

DIRECTORS CONTINUING IN OFFICE

Frank J. Glaser	63	Director	2006	2013	11,965	(7)	*
David C. Ingersoll, Jr.	65	Director	1977	2013	37,965	(8)	*
Thomas K. Ritter	56	Director	2008	2013	214,654	(9)	1.60%
Agostino R. Fabietti	67	Chairman	2008	2014	100,661	(10)	*
Roy Goldberg	56	Director	2010	2014	2,168	(11)	*
Joanne D. Kay	66	Director	2002	2014	8,965	(12)	*
James J. Lynch	62	Director	2009	2014	1,239,070	(13)	9.22%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Guy Hackney	57	Executive Vice President Chief Financial Officer			40,288	(14)	*
Robert J. Boyer	59	Executive Vice President Chief Operating Officer			78,753	(15)	*
Michele Pollack	50	Executive Vice President Chief Lending Officer			12,506	(16)	*
James F. McGowan, Jr.	65	Executive Vice President Chief Credit Officer			12,470	(17)	*
Charles L. Pinto	56	Executive Vice President Chief Marketing Officer			1,500	(18)	*

*	Less than 1% of the 13,314,111 shares of the outstanding Cape Bancorp, Inc. common stock.
(1)	The mailing address for each person listed is 225 North Main Street, Cape May Court House, New Jersey 08210.
(2)	Includes service on the board of Cape Bank.
(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Includes 5,865 held by Mr. Benevento’s spouse and 6,982 shares held by Mr. Benevento in an individual retirement account.
(5)	Includes 29,568 shares held by Mr. Devlin’s spouse, 4,500 shares held by Mr. Devlin’s daughters, 26,507 shares held by Mr. Devlin in an individual retirement account, 18,275 shares held by Mr. Devlin in a Cape Bank 401(k) plan, 5,032 shares held by Mr. Devlin in a Cape Bank Employee Stock Ownership Plan and 60,000 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(6)	Includes 7,250 shares held by Mr. Reynold’s company 401(k) plan, 4,000 shares held by Mr. Reynolds in an individual retirement account and 1,375 shares of restricted stock held by Mr. Reynolds under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(7)	Includes 5,000 shares held by Mr. Glaser in an individual retirement account, 5,000 shares owned by a company controlled by Mr. Glaser, 1,375 shares of restricted stock held by Mr. Glaser under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(8)	Includes 1,375 shares of restricted stock held by Mr. Ingersoll under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(9)	Includes 155,300 shares held by Mr. Ritter’s spouse, 50,000 shares owned by a company controlled by Mr. Ritter, 1,375 shares of restricted stock held by Mr. Ritter under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of option issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(10)	Includes 71,696 shares held by Mr. Fabietti’s spouse, 22,000 shares held in an individual retirement account, 1,375 shares of restricted stock held by Mr. Fabietti under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(11)	Includes 945 shares held by Mr. Goldberg’s daughter and 223 shares held by Mr. Goldberg’s son.
(12)	Includes 1,000 shares held by Ms. Kay’s company profit sharing plan, 1,375 shares of restricted stock held by Ms. Kay under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(13)	Includes 1,237,105 shares held in a partnership in which Mr. Lynch is a member, 1,375 shares of restricted stock held by Mr. Lynch under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 590 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(14)	Includes 3,206 shares held by Mr. Hackney in an individual retirement account, 16,443 shares held by Mr. Hackney in a Cape Bank 401(k) plan, 4,098 shares held by Mr. Hackney in a Cape Bank Employee Stock Ownership Plan and 12,000 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(15)	Includes 14,000 shares held by Mr. Boyer’s spouse, 1,000 shares by Mr. Boyer’s son, 1,000 shares held by Mr. Boyer’s daughter, 1,000 shares held by Mr. Boyer’s stepson, 2,925 shares held by Mr. Boyer in a Cape Bank 401(k) plan, 4,828 shares held in a Cape Bank Stock Ownership Plan and 24,000 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(16)	Includes 506 shares held by Ms. Pollack in a Cape Bank Employee Stock Ownership Plan and 12,000 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(17)	Includes 470 shares held by Mr. McGowan in a Cape Bank Employee Stock Ownership Plan and 12,000 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(18)	Includes 1,500 shares held by Mr. Pinto in an individual retirement account.

Directors

The biographies of each of the nominees and continuing Directors below contains information regarding the person’s service as a Director, business experience, Director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a Director for the Company beginning in 2012.

Mark A. Benevento has served as a Director since August 16, 2010, previously serving as a Director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 2002 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Benevento serves as President and owner of Greate Bay Golf Club located in Somers Point, New Jersey and Sports Development, Inc., a company that owns and operates family entertainment centers in South Jersey. Mr. Benevento’s experience managing a local business and prior experience as a Director of a financial institution brings valuable insight to the Board of Directors.

Michael D. Devlin has served as a Director since January 31, 2008 and President and Chief Executive Officer since January 27, 2009. Mr. Devlin was Executive Vice President/Chief Operating Officer since January 31, 2008, having served as the Chairman, President and Chief Executive Officer of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois. He also is a member of the advisory board for Jewish Family Services of Margate. Mr. Devlin brings extensive banking and management expertise to the Board of Directors.

Agostino R. Fabietti has served as Chairman of the Board of Directors since April 26, 2011 and as a Director since January 31, 2008, previously serving as a Director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is a principal of Fabietti, Hale and Associates, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti oversees 10 professionals at Fabietti, Hale and Associates. Mr. Fabietti is a certified public accountant and his background in public accounting enhances the board of Director’s oversight of financial reporting and its relationship with its independent public accounting firm.

Frank J. Glaser has served as a Director of Cape Bank since 2006. Mr. Glaser is the President and owner of James Candy Company, a retail, manufacturing and mail order business headquartered in Atlantic City, New Jersey. Mr. Glaser’s experience managing a local business and his knowledge of the local business markets provides the Board of Directors a unique perspective.

Roy Goldberg has served as a Director since August 16, 2010, previously serving as a Director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. He is President and Chief Executive Officer of Gold Transportation Services which has assumed the leadership position as the premier supplier of air transportation services to the Atlantic City, New Jersey casino industry. Mr. Goldberg brings extensive knowledge of the local community to the Board of Directors.

David C. Ingersoll, Jr. has served as a Director of Cape Bank since 1977. Mr. Ingersoll is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey. Mr. Ingersoll has extensive knowledge of the local markets and communities served by Cape Bank.

Joanne D. Kay has served as a Director of Cape Bank since 2002. Ms. Kay is a practicing attorney and partner with the law firm of Kay & Kay, headquartered in Wildwood, New Jersey. Ms. Kay’s practice focuses on wills, estates, probate, inheritance and estate tax matters, which provides the board of Director’s additional insights into these business activities.

James J. Lynch is a managing partner of Patriot Financial Partners, a firm focused on investing in community banks, headquartered in Philadelphia, Pennsylvania. He previously served as Vice Chairman of Sovereign Bancorp and Chief Executive Officer of the Mid-Atlantic Division for Sovereign Bank. He also served in the positions of Chairman, President, and Chief Executive Officer of Fleet Bank of Pennsylvania, President and Chief Executive Officer of Summit Bank of Pennsylvania and Chairman, President and Chief Executive Officer of Prime Bank. Mr. Lynch was appointed a Director of the Company on February 23, 2009. Mr. Lynch has considerable experience in and knowledge of the capital markets, as well as significant executive level banking experience, which is valuable to the Board of Directors in its assessment of Cape Bancorp’s sources and uses of capital. Mr. Lynch currently serves as a member of the board of Directors at other financial institutions.

Matthew J. Reynolds has served as a Director of Cape Bank since 2004. Mr. Reynolds is a Certified Public Accountant and is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is the Co-Managing Partner of Capaldi, Reynolds and Pelosi, overseeing 45 employees. Capaldi, Reynolds and Pelosi provide auditing, tax planning and compliance and business consulting services. Mr. Reynolds is also Co-Managing partner of CRA Financial Services, an SEC registered investment advisory firm. Mr. Reynolds has multiple investment and insurance licenses, including the FINRA Series 66, and is a Certified Financial Planner. Prior to joining Capaldi, Reynolds and Pelosi, Mr. Reynolds was an auditor with Arthur Anderson Co., focusing on the financial services industry. Mr. Reynolds brings extensive accounting experience that benefits the board in its oversight of financial reporting and disclosure issues.

Thomas K. Ritter has served as a Director since January 31, 2008, previously serving as a Director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is the owner and President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter is a certified public accountant (retired). Mr. Ritter brings extensive knowledge of the local commercial real estate industry to the Board of Directors.

Executive Officers of Cape Bank Who Are Not Also Directors

Guy Hackney has served as Chief Financial Officer since January 27, 2009. He was appointed Executive Vice President effective February 21, 2011. Mr. Hackney previously served as Senior Vice President, Accounting and Finance, at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Prior to that time, Mr. Hackney was Controller of Boardwalk Bank for four years.

Robert J. Boyer has been employed by Cape Bank since 1980 and has served as Chief Operating Officer since January 27, 2009. Previously, Mr. Boyer was Executive Vice President/Chief Financial Officer. He has over 38 years of experience in Banking.

Michele Pollack has served as Executive Vice President/Chief Lending Officer since May 7, 2010. Prior to that time, Ms. Pollack served as Managing Director and Chief Lending Officer for Susquehanna Bank. She has over 30 years of experience in the banking industry, 19 years in lending.

James F. McGowan, Jr. has served as Executive Vice President/Chief Credit Officer since April 19, 2010. Prior to that time, Mr. McGowan served as Executive Vice President/Chief Credit Officer of a large regional bank in the northeast. He has over 30 years of experience of banking experience including Executive Management in the areas of Credit Management and Commercial Lending.

Charles L. Pinto has served as Executive Vice President/Chief Marketing Officer since July 5, 2011. Prior to that time, Mr. Pinto was Senior Vice President and Director of Corporate Communications for Wilmington Trust, a diversified financial services firm specializing in banking, trust and wealth management. He has over 26 years of industry experience, serving in a variety of sales, marketing and business line management positions.

Board Independence and Leadership Structure

The Board of Directors affirmatively determines the independence of each Director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards. Based on these standards, the Board of Directors has determined that each of the following Directors is independent of Cape Bancorp, Inc.:

Mark A. Benevento	Joanne D. Kay
Agostino R. Fabietti	James J. Lynch
Frank J. Glaser	Matthew J. Reynolds
Roy Goldberg	Thomas K. Ritter
David C. Ingersoll, Jr.

The Board of Directors has determined that having an independent Director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures.

Meetings and Committees of the Board of Directors

The business of Cape Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent Directors meet in Executive Sessions. The standing committees consist of the Compensation, Audit, and Nominating and Corporate Governance Committees. During the year ended December 31, 2011, Cape Bancorp, Inc. and Cape Bank held regular meetings. The Board of Cape Bancorp, Inc. met at twelve regular meetings and the Board of Cape Bank met at twelve regular meetings and three special meetings during the year ended December 31, 2011. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a Director); and (ii) the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The duties and responsibilities of the Compensation, Audit, and Nominating and Corporate Governance Committees are as follows:

Compensation Committee. The Compensation Committee is comprised of independent, non-employee Directors. The members of the Compensation Committee currently consist of Directors Ritter, who serves as Chairman, Benevento, Garrett, Glaser, Kay and Reynolds. The Compensation Committee meets at least annually or more frequently if necessary. Our Board of Directors has adopted a written charter for the Committee, which is available on our website at www.capebanknj.com. The Compensation Committee met four times during the year ended December 31, 2011. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling its responsibilities regarding the compensation and benefits of our Directors and Executive Management.

In furtherance of these objectives, the Compensation Committee is responsible for:

•

Reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation;

•

Reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other Executive Management; and reviewing such Officers’ performance in light of these goals and determine such Officers’ cash and equity compensation based on this evaluation;

•	Establishing and administering our incentive cash compensation program for Executive Management;

•	Administering our equity incentive award program;

•

Reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our Directors and to Directors of our affiliates for their service on the Board;

•

Reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for Executive Management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for Executive Management; and

•

Reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.

The Compensation Committee, in performing these duties and responsibilities with respect to Director and Executive Officer compensation, utilizes survey information provided by compensation consultants.

The Compensation Committee effective as of the date of the 2012 Annual Meeting of Stockholders will consist of Directors Ritter, who will serve as Chairman, Benevento, Glaser, Kay and Reynolds.

Audit Committee. The Audit Committee consists of Directors Reynolds, who serves as Chairman, Fabietti, Goldberg, Ingersoll and Ritter. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each Director Reynolds and Fabietti qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Directors Reynolds and Fabietti is included in “—Directors.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.capebanknj.com. The Audit Committee met five times during the year ended December 31, 2011.

The duties and responsibilities of the Audit Committee include, among other things:

•	Monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	Monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;

•	Facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	Maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	We have reviewed and discussed with Management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2011;

•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•

We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee

Matthew J. Reynolds (Chair)

Agostino R. Fabietti

Roy Goldberg

David C. Ingersoll, Jr.

Thomas K. Ritter

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Directors Glaser, who serves as Chairman, Benevento, Fabietti, Garrett, Kay and Lynch. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2011. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become Board members; recommending to the Board nominees for the next Annual Meeting of Stockholders; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing corporate governance principles; and developing and implementing our Code of Conduct and Ethics.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of Director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	The highest personal and professional ethics and integrity and whose values are compatible with our values;

•	Experience and achievements that have given them the ability to exercise and develop good business judgment;

•	A willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	A familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	Involvement in other activities or interests that do not create a conflict with their responsibilities to Cape Bancorp and its Stockholders; and

•	The capacity and desire to represent the balanced, best interests of our Stockholders as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.

The Nominating and Corporate Governance Committee effective as of the date of the 2012 Annual Meeting of Stockholders will consist of Directors Glaser, who will serve as Chairman, Benevento, Fabietti, Goldberg, Kay and Lynch.

Procedures for the Recommendation of Director Nominees by Stockholders. In February 2008, in connection with our becoming a public company, the Nominating and Corporate Governance Committee adopted procedures for the submission of recommendations for Director nominees by Stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our Stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary.

The submission must include the following information:

•	A statement that the writer is a Stockholder and is proposing a candidate for consideration by the Committee;

•

The name and address of the Stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such Stockholder (if the Stockholder is not a holder of record, appropriate evidence of the Stockholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the Stockholder’s ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the Proxy Statement pursuant to Securities and Exchange Commission Regulation 14A;

•	A statement detailing any relationship between the candidate and Cape Bancorp and its affiliates;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Cape Bancorp or its affiliates;

•	Detailed information about any relationship or understanding between the proposing Stockholder and the candidate; and

•	A statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a Stockholder for presentation by the Stockholder at an Annual Meeting of Stockholders must comply with the procedural and informational requirements described in our Bylaws.

Stockholder Communications with the Board. A Stockholder of Cape Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual Director can write to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary. The letter should indicate that the author is a Stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	Forward the communication to the Director or Directors to whom it is addressed; or

•

Attempt to handle the inquiry directly, or forward the communication for response by another Employee of Cape Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our investor relations officer; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

The Corporate Secretary will make those communications that were not forwarded available to the Directors on request.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding Director attendance at Annual Meetings of Stockholders, it is expected that Directors will attend these meetings, absent unavoidable scheduling conflicts. All of the Directors except Mr. Benevento attended the 2011 Annual Meeting of Stockholders.

Codes of Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our principal Executive Officer, principal financial Officer and principal accounting Officers. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.capebanknj.com. Amendments and waivers from the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule or listing standard.

We annually adopt a Code of Conduct and Ethics that is applicable to all Employees, Officers and Directors. Employees, Officers and Directors acknowledge that they will comply with all aspects of the Code of Conduct and Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The Officers and Directors of Cape Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an Officer, Director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. During 2011, our Directors and Officers complied with applicable requirements for transactions. To the best of our knowledge we did not have any 10% beneficial owners.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those Executive Officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Ritter, who serves as Chairman, Benevento, Garrett, Glaser, Kay and Reynolds. None of these individuals were Officers or Employees of Cape Bancorp, Inc. during the year ended December 31, 2011, or are former Officers of Cape Bancorp, Inc. In addition, none of these Directors is an Executive Officer of another entity at which one of Cape Bancorp, Inc.’s Executive Officers serves on the Board of Directors, or had any transactions or relationships with Cape Bancorp, Inc. in 2011 requiring specific disclosure under Securities and Exchange Commission rules.

During the year ended December 31, 2011, (i) no Executive of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose Executive Officers served on the Compensation Committee of Cape Bancorp, Inc.; (ii) no Executive Officer of Cape Bancorp, Inc. served as a Director of another entity, one of whose Executive Officers served on the Compensation Committee of Cape Bancorp, Inc.; and (iii) no Executive Officer of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose Executive Officers served as a Director of Cape Bancorp, Inc.

The Compensation Committee, effective as of the date of the 2012 Annual Meeting of Stockholders, will consist of Directors Ritter, who serves as Chairman, Benevento, Glaser, Kay and Reynolds.

Compensation Committee Report

The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

The Compensation Committee

Thomas K. Ritter (Chair)

Mark A. Benevento

Robert F. Garrett, III

Frank J. Glaser

Joanne D. Kay

Matthew J. Reynolds

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Company depends, in large part, on the dedication and commitment of the people we place in key Management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that Cape Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our Employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Stockholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our Stockholders.

•	Driving Performance – We base compensation in part on the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among base compensation, cash-based short-term incentive compensation and longer term equity incentive awards that is competitive with our industry peers and that creates appropriate incentives for our Management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors works closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.

To date, Executive Officers have been compensated only for their services to Cape Bank. Cape Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any equity-based awards made as part of Cape Bank’s Executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Bank common stock.

This discussion is focused specifically on the compensation of the following Executive Officers, each of whom is named in the Summary Compensation Table which appears later in this section. These Executive Officers are referred to in this discussion as the “Named Executive Officers.” Mr. Michael D. Devlin was appointed President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank on January 27, 2009, having previously served as Executive Vice President and Chief Operating Officer. Mr. Guy Hackney was appointed Executive Vice President and Chief Financial Officer on February 21, 2011, having previously served as Senior Vice President, Chief Financial Officer. Mr. Robert J. Boyer was appointed Executive Vice President and Chief Operating Officer on January 27, 2009, having previously served as Executive Vice President and Chief Financial Officer, Ms. Michele Pollack was appointed Executive Vice President Chief Lending Officer on May 7, 2010 and Mr. James F. McGowan was appointed Executive Vice President and Chief Credit Officer on April 19, 2010. In addition, Charles L. Pinto was named Executive Vice President Chief Marketing Officer on July 5, 2011.

Name	Title
Michael D. Devlin	President and Chief Executive Officer
Guy Hackney	Executive Vice President and Chief Financial Officer
Robert J. Boyer	Executive Vice President and Chief Operating Officer
Michele Pollack	Executive Vice President and Chief Lending Officer
James F. McGowan, Jr.	Executive Vice President and Chief Credit Officer
Charles L. Pinto	Executive Vice President and Chief Marketing Officer

Role of the Compensation Committee. The Compensation Committee of Cape Bancorp’s Board of Directors is responsible for reviewing and evaluating goals relevant to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer, reviews the performance of each other Named Executive Officer.

The Compensation Committee also reviews, oversees, and approves the management and implementation of Cape Bank’s principal employee benefit plans. The Committee may undertake other duties related to Cape Bank’s human resources function. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.

Role of Executives in Committee Activities. The Executive Officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President and Director of Human Resources for Cape Bank. Executives provide the Compensation Committee with input regarding Cape Bank’s employee compensation philosophy, process, and decisions for Employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these Executives articulate Management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Senior Vice President and Director of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No Executive Officer other than the President and Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. Since 2008, the Committee has engaged Pearl Meyer & Partners to serve as its independent compensation consultant. They work extensively with the Compensation Committee in performing their duties and assist in the development of compensation programs that support Cape Bancorp’s strategies going forward in light of its public company status. They provide objective and knowledgeable assessments of compensation programs and expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. In addition, they also provide survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from comp surveys and comparison group data.

For 2011, the Compensation Committee selected the following surveys for use in benchmarking Mr. Devlin’s and the other Named Executive Officers’ compensation:

America’s Community Bankers’ Survey

New Jersey Bankers Association Compensation Survey

SNL Executive Compensation Review

Crowe Horwath Compensation Survey

Companies represented in these surveys are all in the financial services industry. The companies in the peer group were selected primarily on the basis of asset size, geography, and product and service offerings.

The President and Chief Executive Officer recommended to the Committee the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2011 calendar year.

During 2011, the Compensation Committee and Management worked with Pearl Meyer & Partners, an independent compensation consultant, to assist in the redesign of the Bank’s cash incentive bonus program and in 2010, in granting the initial awards under the 2008 Equity Incentive Plan to Named Executive Officers and Directors of Cape Bancorp, Inc. and Cape Bank.

Compensation Objectives. The overall objectives of the Company’s compensation programs are to retain, motivate and reward Employees and Officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of the Company’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals, which may be subjective in nature.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned Management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our Executive Officers.

Other considerations influencing the design of our Executive compensation program include the following:

•	We operate in a highly regulated industry. We value experience in the financial services industry that promotes the safe and sound operation of Cape Bank;

•	We value Executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	We operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change;

•

We value the retention and development of incumbent Executives who meet or exceed performance objectives. Recruiting Executives can be expensive, unpredictable, and have a disruptive effect on our operations; and

•	We value a constructive dialogue on Executive compensation and other governance matters with our Stockholders and consider the results of the annual “say on pay” advisory vote.

Components of Compensation. Our 2011 compensation program for our Named Executive Officers consisted of the following key elements:

•	Base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the Executive’s position;

•	Awards under the Cape Bancorp, Inc. 2008 Equity Incentive Plan;

•	Perquisites available only to certain Named Executive Officers; and

•	Broad based benefits generally available to all full-time employees.

The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2011:

•	An employee stock ownership plan;

•	A defined contribution 401(k) retirement plan;

•	Medical coverage (all employees share between 9% to 37% of the cost, depending on their elections);

•	Pre-tax health and dependent care spending accounts; and

•	Long term disability and life insurance.

In addition, to the broad based benefits, we provided perquisites to some of our Named Executive Officers. In lieu of a monthly automobile allowance, Mr. Devlin has use of an automobile (including all operating expenses) owned by Cape Bank for business and personal use. Personal use of the automobile was reported as taxable income to Mr. Devlin. The Bank incurred the expense of a long-term disability policy for the benefit of Mr. Devlin.

Of the Named Executive Officers, only Mr. Boyer participates in our defined benefit pension plan which was frozen to new participants effective December 31, 2008, so that no further benefits will accrue under the plan after that date.

For 2011, all Named Executive Officers with the exception of the President and Chief Executive Officer received a base salary increase of 2%. For 2011, bank-wide compensation increased 2% over 2010. As a result of slower growth in core earnings than forecasted in 2011, no cash incentive awards were paid to Employees and Officers (including the Named Executive Officers) in 2011.

For 2012, bank-wide compensation increased 2% over 2011. We increased basic compensation for Officers and Employees in line with the pre-approved budget cap of 2%. The Executive Vice President and Chief Financial Officer’s base salary increased to $178,500 from $175,000, the Executive Vice President and Chief Lending Officer’s base salary increased to $197,676 from $193,800, the Executive Vice President and Chief Credit Officer’s base salary increased to $182,070 from $178,500, and the Executive Vice President and Chief Marketing Officer’s salary increased to $178,500 from $175,000. The President and Chief Executive Officer and the Executive Vice President Chief Operating Officer salaries remained unchanged at $300,000 and $229,500 respectively.

On August 25, 2008, the Cape Bancorp, Inc. 2008 Equity Incentive Plan was approved by our Stockholders to provide Officers, Employees and Directors of the Company with additional incentives to promote the growth and performance of the Company. Under this plan, the Compensation Committee may grant awards of common stock and stock options to purchase common stock to Employees and Directors. The Compensation Committee believes that stock ownership provides a significant incentive in building Stockholder value by further aligning the interests of Officers and Employees with Stockholders. However, due to our declining performance in late 2008 and 2009, the Compensation Committee chose not to grant any awards in 2008 or 2009 in order not to incur the additional expense at that time. In 2010, however, in consultation with Pearl Meyers & Partners and on the basis of improved financial performance, the Compensation Committee made grants of stock options to certain Executives, including our Named Executive Officers, in order to provide competitive compensation to that provided by our peers in the markets that we serve. The Compensation Committee granted the awards to vest ratably over five years in order to promote additional retention incentives. In 2011, an option award was made to the Executive Vice President and Chief Marketing Officer at the time of his hiring on July 5, 2011.

In addition to the components of Executive compensation described above, Mr. Devlin and Mr. Boyer are each parties to employment agreements with Cape Bank and the other Named Executive Officers are parties to change in control agreements. The employment agreements are designed to give Cape Bank the ability to retain the services of the designated Executives while reducing, to the extent possible, unnecessary disruptions to Cape Bank’s operations. The change in control agreements are designed to protect the covered Executives by providing severance benefits in the event of their termination in connection with or following a change in control.

Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer also made recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself.

The Compensation Committee reviews the other components of Executive compensation (broad-based benefits and Executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

Beginning in 2012, the Bank’s Savings & Profit Sharing Plan & Trust (401(k)) was amended and restated to be a more flexible Prototype Plan document that will discontinue the employer matching contribution and be replaced with an end of year contribution. The Board upon recommendation of the Compensation Committee will determine if an Employer Matching Contribution will be made for the year and the amount. This Employee Match Contribution, if any, will be provided to all participants who actively contributed a portion of their salary into the plan as long as the participant was employed on the last business day of the calendar year and worked at least 1,000 hours during the calendar year. In addition, a new Discretionary Profit Sharing feature was added to the Plan, whereby the Board upon recommendation of the Compensation Committee will determine if a Profit Sharing Contribution will be made for the year and the amount. This contribution will be a certain percentage of base pay.

The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available Proxy Statements or from market survey data. The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.

The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it is performance based and will generally be earned when Cape Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Bancorp’s interests.

The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers is not deductible if it exceeds $1.0 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2011 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).

Company Performance and Incentive Plan Awards. The Compensation Committee approved a non-equity incentive compensation award plan in 2011, to begin in 2012. The Incentive Compensation Plan (“ICP”) was implemented for all Employees and is designed to recognize and reward Employees for their collective contributions to the Bank’s success. The ICP will focus on the performance measures that are critical to the Bank’s growth and profitability. Individually and collectively, all Employees have the ability to influence and drive our success. When Cape Bank succeeds, our Employees will succeed.

The ICP objectives are as follows:

•	Align incentive compensation with Bank performance;

•	Position Cape Bank’s total cash compensation to be competitive with market when performance meets or exceeds expectations;

•	Enable Cape Bank to attract and retain the talent needed to drive success;

•	Create a strong line of sight between Employees’ contributions and Cape Bank’s success;

•	Motivate and reward Employees for achieving/exceeding performance goals while migrating risk;

•	Encourage teamwork and cross selling across the Bank’s operating groups;

•	Increase Employees’ understanding of how they impact Bank results;

•	Reinforce the “variable” aspect of incentives and eliminate any sense of “entitlement”; and

•	Increase engagement and commitment to the Bank.

The performance period for the ICP operates on a fiscal year basis (January 1st – December 31st). Actual payout awards can be made in all cash, restricted stock, stock options or a combination thereof, following year-end after Cape Bank’s financial results and performance are certified and the Board of Directors approves payment upon the recommendation of the Compensation Committee.

Each participant will have a target incentive opportunity based on competitive market practice for his/her role. The target incentive reflects a percentage of base salary and be determined consistent with competitive market practices.

In order for the 2012 ICP to activate, Cape Bank must achieve at least 80% of budgeted core earnings for the year. If Cape Bank does not achieve this level of performance, the ICP will not fund any awards for any participants. The Compensation Committee upon the recommendation of Management has the ability to make discretionary incentive awards to high performing Employees as needed.

Bank performance drives a significant portion of ICP incentive awards. This is to encourage teamwork and collaboration across all Employees and business units. Below is a summary of the Bank’s performance measures for 2012:

•	Budgeted Core Earnings
•	Commercial Loan Balance Growth
•	Efficiency Ratio
•	Core Deposit Balance Growth
•	Adversely Classified Assets / (Tier 1 + ALLL) Ratio

Incentives for the Chief Executive Officer and Named Executive Officers will be based 100% on key Bank performance measures. Incentives for the remaining participants will be based on a combination of Bank and/or Team/Individual performance. Individual and team goals will support the key Bank performance measures.

ICP payouts will be paid in all cash, restricted stock, stock options or a combination thereof as soon as practical after the end of each year. Payouts are based on participants earned base salary for the fiscal year ended December 31, 2012.

The Bank’s Compensation Committee and the Chief Executive Officer will review the ICP annually to ensure proper alignment with the Bank’s business objectives. Cape Bank retains the rights as described below to amend, modify or discontinue the ICP at any time during the specified period. The ICP will remain in effect until December 31, 2012.

The Compensation Committee of The Board of Directors authorizes the ICP. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.

The performance measures established for ICP are based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, the ICP may be amended or modified.

The Compensation Committee (or Board of Directors) also has the ability to adjust/modify or cancel ICP payouts to reflect results from regulatory and/or safety and soundness exams.

In the event that Cape Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors) or if there is material violation of the Bank’s code of ethics, each of the Bank’s “Executive Officers” or “former Executive Officers” deemed to have engaged in the inappropriate behavior, shall reimburse the Bank for part or the entire incentive award made to such Executive Officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the ICP, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term “Executive Officer” means the Bank’s Chief Executive Officer and Executive Officers, who are eligible to participate in the Company’s Incentive Compensation Plan (ICP). The Bank may seek to reclaim incentives within a three-year period of the incentive payout.

Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.

The Committee will make off-cycle compensation decisions and recommendations whenever a current Employee is promoted to Executive Officer status, or an Executive Officer is hired. The Committee may depart from the compensation guidelines it would normally follow for Executives in the case of outside hires. In 2011, the Compensation Committee approved the base compensation of $175,000 for the Executive Vice President, Chief Marketing Officer effective July 5, 2011.

Annual Compensation-Chief Executive Officer. In 2011, Compensation Committee recommended, and the Board of Directors approved, the various components of Mr. Devlin’s 2011 annual compensation. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.

For 2011, the Committee made the following determinations with respect to Mr. Devlin’s annual compensation:

•

Base Salary: The Compensation Committee after evaluating competitive compensation levels of peers and improving financial performance offered Mr. Devlin a new contract and increased base salary to $300,000 effective October 1, 2010. His base salary for 2011 was unchanged.

•	Annual Incentive Cash Award: The Committee determined not to offer Mr. Devlin an annual incentive cash award opportunity for 2011.

All Compensation Committee actions taken with respect to Mr. Devlin’s compensation were presented as recommendations for approval by the full Board of Directors. The Committee’s recommendations regarding Mr. Devlin’s 2011 base salary and annual incentive cash award were approved by the full Board of Directors in 2011.

Annual Compensation-Other Named Executive Officers. The Compensation Committee recommended, and the full Board of Directors approved, the total cash components of annual compensation for all other Named Executive Officers for 2011. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer), and after considering the modest improvement in financial performance in 2011 of Cape Bank, also determined not to offer incentive compensation award opportunities to these Named Executive Officers.

We have considered the most recent shareholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong Stockholder support, the Committee concluded that no revisions were necessary to our Executive Officer compensation program.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal Executive Officer and principal financial Officer of Cape Bancorp or its subsidiaries for 2011, 2010 and 2009 and the most highly compensated Executive Officers of Cape Bancorp or its subsidiaries whose total compensation for 2011 exceeded $100,000.

Name and Principal Position	Year	Salary ($)		Option Awards(1) ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)		Total ($)
Michael D. Devlin	2011	300,000		—	—	—	25,910		325,910
President and Chief Executive Officer	2010 2009	252,923 240,000	(4)	987,000 —	— —	— —	323,677 470,722	(8) (9)	1,563,600 710,722

Guy Hackney	2011	175,000		—	—	—	16,615		191,615
Executive Vice President and Chief Financial Officer	2010 2009	160,000 135,192	(4)	197,400 —	— —	— —	46,142 105,751	(10) (11)	403,542 240,943

Robert J. Boyer	2011	229,500		—	—	172,000	29,635		431,135
Executive Vice President and Chief Operating Officer	2010 2009	225,000 225,000	(4)	394,800 —	— —	83,000 93,000	27,789 26,734		730,589 344,734

Michele Pollack	2011	193,800		—	—	—	16,205		210,005
Executive Vice President and Chief Lending Officer	2010	117,654	(5)	197,400	—	—	15,073	(12)	330,127

James F. McGowan, Jr.	2011	178,500		—	—	—	17,852		196,352
Executive Vice President and Chief Credit Officer	2010	117,788	(6)	197,400	—	—	15,728		330,916

Charles L. Pinto	2011	80,096	(7)	259,200	—	—	208		339,504
Executive Vice President and Chief Marketing Officer

(1)

Represents the grant date fair value of the stock options awarded under the Cape Bancorp, Inc. 2008 Equity Incentive Plan. The grant date fair value of the stock option awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	For 2011, 2010 and 2009, represents the change in value of Mr. Boyer’s accrued benefit under the Cape Bank frozen pension plan.
(3)	All other compensation was comprised of the following elements for the year ended December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Devlin	Hackney	Boyer	Pollack	McGowan	Pinto

Perquisites*	—	—	—	—	—	—

Employee stock ownership plan	10,652	8,093	10,652	3,972	3,689	—
401(k) plan (Bank match)	12,343	7,384	10,340	4,472	4,669	—
Signing bonus	—	—	—	—	—	—
Retention bonus	—	—	—	—	—	—
Employer paid medical	2,915	1,138	8,643	7,761	9,494	208

*	Perquisites and personal benefits the total value of which is $10,000 or less is not reported with respect to a Named Executive Officer.
(4)

Mr. Devlin became our President and Chief Executive and on January 27, 2009. Mr. Hackney became our Senior Vice President, Chief Financial Officer of Cape Bank on January 27, 2009. He was named Executive Vice President on February 21, 2011. Mr. Boyer became our Executive Vice President, Chief Operating Officer on January 27, 2009.

(5)	Ms. Pollack became our Executive Vice President, Chief Lending Officer, effective in May 2010.
(6)	Mr. McGowan became our Executive Vice President, Chief Credit Officer, effective in April 2010.
(7)	Mr. Pinto became our Executive Vice President, Chief Marketing Officer, effective in July 2011.
(8)	Mr. Devlin was paid a retention bonus of $300,000 on June 1, 2010 due him from his employment agreement dated June 1, 2009.
(9)	Mr. Devlin was paid a signing bonus of $375,000 and a retention bonus of $75,000 for the year ended December 31, 2009.
(10)	Mr. Hackney was paid a retention bonus of $28,900 on February 1, 2010 in lieu of any payments under a Boardwalk Change in Control Agreement dated July 26, 2007.
(11)	Mr. Hackney was paid a retention bonus of $86,700 for the year ended December 31, 2009.
(12)	Ms. Pollack was paid a signing bonus of $7,000 on May 7, 2010 to assume the position of Executive Vice President and Chief Lending Officer.

Employment Agreements. On October 1, 2010, Cape Bank entered into a new employment agreement with Mr. Devlin, Chief Executive Officer and President, which replaced his prior agreement. The term of the new employment agreement is two years, commencing on October 1, 2010. Within 90 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreement for an additional year. If the Board of Directors determines not to extend the term, the agreement will end twelve months following the agreement’s anniversary date. In the event that at any time prior to the agreement anniversary date, Cape Bank or Cape Bancorp, Inc. enter into an agreement to effect a transaction which would be considered a change in control, the employment agreement will terminate two years following the date on which the change in control occurs.

The agreement provides for a base salary of $300,000. In addition, Mr. Devlin is entitled to participate in incentive compensation and bonus plans and employee benefit plans of Cape Bank. Mr. Devlin is entitled to be reimbursement of business expenses, including fees for memberships in organizations that Mr. Devlin and Cape Bank mutually agree are necessary and appropriate with the performance of his duties.

In the event of Mr. Devlin’s death, Mr. Devlin’s estate or beneficiary will receive Mr. Devlin’s compensation due through the last day of the calendar month in which the death occurs and Cape Bank will continue to provide Mr. Devlin’s family non-taxable medical and dental benefits for one year after Mr. Devlin’s death. In the event of Mr. Devlin’s disability, Mr. Devlin will be entitled to life insurance and non-taxable medical and dental coverage for two years after the agreement’s termination due to disability, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare, unless Mr. Devlin is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period. In the event of Mr. Devlin’s voluntarily termination of his employment, Mr. Devlin will receive his compensation and vested rights and benefits to the date of his termination. In the event the Board of Directors terminates Mr. Devlin’s employment without cause or Mr. Devlin terminates his employment within sixty days following an event constituting “good reason,” Mr. Devlin will be entitled to a lump-sum cash payment equal to two times his base salary and average bonus earned during the three years prior to the year in which the termination occurs. The following circumstances constitute “good reason”: (A) the failure to elect or reelect or to appoint or reappoint Mr. Devlin to his Executive position, or a material change in his position which would cause his position to become one of lesser responsibility, importance or scope of authority; (B) a liquidation or dissolution of Cape Bank; (C) a reduction in his salary or benefits other than as part of an employee-wide reduction; (D) a relocation of his principal place of employment by more than 50 miles from its location as of the date of the agreement; or (E) a material breach of the agreement. In addition, Mr. Devlin will be entitled, at no expense to him, to the continuation of substantially comparable life, medical and dental coverage for two years following his date of termination, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare unless he is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period, or the date on which he obtains substantially similar coverage from another employer. In the event Cape Bank terminates Mr. Devlin’s employment without cause or Mr. Devlin voluntarily terminates his employment with good reason within one year after a change in control of Cape Bank or Cape Bancorp, Inc., Mr. Devlin will be entitled to the same severance benefits as those described above. In the event the payment or provision benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.

The agreement provides that for one year following Mr. Devlin’s termination (other than termination of employment following a change in control), Mr. Devlin agrees not to (i) compete with Cape Bank or Cape Bancorp, Inc. within 25 miles of the locations in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; (ii) directly or indirectly solicit any Officer or Employee to terminate their employment with Cape Bank or Cape Bancorp, Inc. and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (iii) solicit or cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

Cape Bank entered into an employment agreement with Mr. Boyer, effective January 1, 2007. The agreement for Mr. Boyer has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually. The agreement provides for the payment of a base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all employees). Effective January 1, 2008, the base salary for Mr. Boyer was $225,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to Executive employees, and reimbursement of business expenses, including fees for memberships in clubs and organizations. Mr. Boyer’s employment may be terminated for just cause at any time, in which event the Executive would have no right to receive compensation or other benefits for any period after termination.

Mr. Boyer is entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including Executive’s termination of employment for reasons other than for cause, disability or retirement, or in the event the Executive resigns during the term of the agreement following: (A) a failure to appoint or reappoint the Executive to his Executive position; (B) a material change in the Executive’s functions, duties, or responsibility, importance or scope; (C) a relocation of the Executive’s principal place of employment by more than 50 miles from its location as of the date of the employment agreement; (D) a material reduction in the benefits and perquisites including base salary (other than a reduction generally applicable to all Officers or Employees); (E) a liquidation or dissolution of Cape Bank; or (F) a material breach of the employment agreement by Cape Bank.

In the event of Mr. Boyer’s involuntary termination or resignation from employment following the occurrence of one of the circumstances identified above, including such a termination or resignation following the occurrence of a change in control of Cape Bancorp or Cape Bank, the Executive will be entitled to a severance payment equal to three times the sum of the Executive’s base salary and the highest rate of bonus awarded to the Executive during the prior three years, payable in a lump sum. In addition, Cape Bank will pay a lump sum benefit to the Executive equal to the contributions to which the Executive would have been entitled under any tax-qualified defined contribution plan and the excess of the present value of the benefit to which the Executive would have been entitled under any defined benefit plan if the Executive had continued to work for Cape Bank for 36 months following the event of termination over the present value of the benefit to which the Executive is actually entitled. In addition, Cape Bank will continue to provide for 36 months at Cape Bank’s expense, life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained for the Executive prior to his termination. The cash payment to which the Executive will be entitled will be paid within 60 days of termination, provided, however, that if the Executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, then the maximum amount that can be paid within the first six months following the Executive’s separation from service will be paid and the remainder will be paid on the first day of the seventh month following the Executive’s separation from service.

Upon termination of the Executive’s employment other than in connection with a change in control, the Executive agrees not to compete with Cape Bancorp or Cape Bank, for one year following termination of employment, within 50 miles of the locations in which Cape Bancorp or Cape Bank has business operations or has filed an application for regulatory approval to establish an office.

Should the Executive become disabled, the Executive would be entitled to benefits provided under any disability program sponsored by Cape Bancorp or Cape Bank. To the extent that such benefits are less than the Executive’s base salary, Cape Bank would continue to pay the difference between the benefits provided under any disability program sponsored by Cape Bank or Cape Bancorp and the Executive’s base salary for the longer of the remaining term of the agreement or one year, and would continue to provide life insurance and non-taxable medical and dental coverage. Such coverage will cease upon the earlier of (i) the date the Executive returns to full time employment with Cape Bank or another employer; (ii) the date the Executive attains age 65; or (iii) death. In the event the Executive dies while employed by Cape Bank, the Executive’s beneficiary, personal representatives or estate will be paid the Executive’s base salary for one year and the Executive’s family will be entitled to continuation of medical and dental benefits for one year.

Upon termination of the employment agreement upon retirement (as defined therein) the Executive would only be entitled to benefits under any retirement plan of Cape Bank and other plans to which the Executive is a party.

On November 2, 2010 the Board of Directors provided notification to Mr. Boyer that his contract will not be renewed. The effect of this notice will leave the present agreement with a term that will expire December 31, 2013.

Change in Control Agreements. Cape Bank entered into change in control agreements with several Officers, in addition to the following named Executive Officers: Guy Hackney, Executive Vice President and Chief Financial Officer, Michele Pollack, Executive Vice President and Chief Lending Officer, James F. McGowan, Jr., Executive Vice President and Chief Credit Officer and Charles L. Pinto, Executive Vice President and Chief Marketing Officer. The change in control agreement for Mr. Hackney replaces the respective change in control agreement to which he was previously a party. The term of each of the agreements is 12 months, commencing on October 1, 2010. Within 90 days prior to the anniversary date of the agreements, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreements. If the Board of Directors determines not to extend the term of any of the agreements, such agreements will end on the anniversary date of the agreements. In the event that at any time prior to the agreements’ anniversary date, Cape Bank or Cape Bancorp, Inc. enters into an agreement to effect a transaction which would constitute a change in control, the agreements will terminate twelve months following the date on which the change in control occurs.

In the event of termination of employment within twelve months following a change in control and during the term of the agreements by Cape Bank for other than cause, or by the Executive for “good reason,” as defined in the agreements, then Cape Bank will pay the Executive as severance pay a lump-sum cash payment equal to two times the Executive’s base salary and average bonus earned during the three years prior to the year in which the termination occurs. Severance benefits will be payable within ten calendar days of the Executive’s termination. In addition, each Executive will be entitled, at no expense to him or her, to the continuation of substantially comparable life, medical and dental coverage for two years following the date of termination, provided that, if earlier, such medical and dental coverage will cease on the date the Executive becomes eligible for Medicare unless he or she is covered by family coverage or coverage for self and spouse, in which case the Executive’s family or spouse will continue to be covered for the remainder of the two-year period. In the event the payment or provision of benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.

Each agreement provides that for one year following the termination of employment for which the Executive is entitled to a benefit, the Executive agrees not to (i) solicit or take any other action intended to have the effect of causing any Officer or Employee of Cape Bank or Cape Bancorp, Inc. to terminate employment and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate, that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (ii) solicit or take any other action intended to cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

In September 2011, upon the recommendation of the Chief Executive Officer, the Compensation Committee provided notification to the Named Executive Officers that their change in control agreements would be extended for one year with an anniversary date of October 1, 2012.

Grants of Plan-Based Awards

The following table sets forth certain information pertaining to stock option awards granted to the Named Executive Officers named in the Summary Compensation in 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards

Charles L. Pinto	07/05/2011	—	60,000	10.19	259,200

(1)	Stock options vest in five equal annual installments commencing on the first anniversary of the date of grant, e.g. July 5, 2012, and continuing on each anniversary through July 5, 2016.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information pertaining to unexercised unearned options awarded to the named Executive Officers named in the Summary Compensation Table at the fiscal year end December 31, 2011. The number of options held at December 31, 2011 includes options granted under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Michael D. Devlin	60,000	240,000	—	7.27	06/20/2020
Guy Hackney	12,000	48,000	—	7.27	06/20/2020
Robert J. Boyer	24,000	96,000	—	7.27	06/20/2020
Michele Pollack	12,000	48,000	—	7.27	06/20/2020
James F. McGowan, Jr.	12,000	48,000	—	7.27	06/20/2020
Charles L. Pinto	—	60,000	—	10.19	07/05/2021

Pension Benefits

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under our qualified pension benefit plan that was frozen as of December 31, 2008, along with the number of years of credited service. Messrs. Devlin, Hackney, McGowan, Pinto and Ms. Pollack do not participate in the pension benefit plan.

	September 30,	September 30,	September 30,	September 30,
Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert J. Boyer Executive Vice President and Chief Operating Officer	Qualified Pension Plan	27.3	906,000	—

Defined Benefit Plan. Cape Bank was an active participant in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit plan for the benefit of its employees. The plan was amended to freeze benefit accruals commencing January 1, 2009. Accordingly, no employees became eligible to participate in the plan after December 31, 2008. Previously, participants became vested in their retirement benefit upon completion of five years of employment, providing that participants who reached age 65 automatically became 100% vested, regardless of the number of completed years of employment. Future payments of benefits under the plan are made in the form of a life annuity with 120 monthly payments guaranteed unless one of the optional forms of distribution is selected. Upon termination of employment at or after age 65, a participant is entitled to an annual normal retirement benefit equal to 1.75% multiplied by the number of years of benefit service prior to the freeze date, multiplied by the participant’s average annual salary for the five highest paid consecutive years of benefit service prior to the date of the freeze. Participants who terminated employment prior to age 65 are entitled to an early retirement benefit. The retirement benefit payable at age 65 is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payments may commence as early as age 45, in which case the retirement benefit otherwise payable at age 65 is reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. The participant or beneficiary may elect to have benefits paid in any other form permitted by the plan, including various annuities or a lump sum payment. In the event a participant dies while in active service, his/her beneficiary will be entitled to a lump sum death benefit equal to 100 times the participant’s projected monthly benefit.

Potential Payments Upon Termination or Change in Control – Employment Agreements

The following table sets forth estimates of the amounts that would be payable to our Named Executive Officers, under their employment agreements or change in control agreements and stock option agreements in the event of their termination of employment on December 31, 2011, under designated circumstances. The table does not include vested or accrued benefits under any tax-qualified benefit plans that are disclosed elsewhere in this Proxy Statement. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, interest rates, federal, state, and local tax rates, and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our Executive Officers would be eligible to collect the benefits shown under more than one termination scenario. If an Executive Officer is terminated for “cause” as defined in the employment agreement or change in control agreement, the Company has no contractual payment or other obligations under the employment agreement or change in control agreement.

	September 30,		September 30,		September 30,		September 30,		September 30,		September 30,
	Mr. Devlin		Mr. Boyer		Mr. Hackney		Ms. Pollack		Mr. McGowan		Mr. Pinto
Discharge Without Cause or Resignation With Good Reason — no Change in Control
Salary (lump sum)	$600,000	(1)	$688,500	(5)	$—		$—		$—		$—
Bonus (lump sum)	—		—		—		—		—		—
401(k) contributions (lump sum)	—		27,540		—		—		—		—
ESOP contributions (lump sum)	—		31,957		—		—		—		—
Medical, dental and life insurance benefits	8,733		29,583		—		—		—		—
Acceleration of vesting of stock options	—		—		—		—		—		—

Total	$608,733		$777,580		$0		$0		$0		$0

Discharge Without Cause or Resignation With Good Reason — Change in Control Related
Salary (lump sum)	$600,000	(1)	$688,500	(5)	$350,000	(8)	$387,600	(8)	$357,000	(8)	$350,000	(8)
Bonus (lump sum)	—		—		—		—		—		—
401(k) contributions (lump sum)	—		27,540		—		—		—		—
ESOP contributions (lump sum)	—		31,957		—		—		—		—
Medical, dental and life insurance benefits	8,733		29,583		4,629		19,068		32,800		479
Acceleration of vesting of stock options	139,200	(3)	55,680	(3)	27,840	(3)	27,840	(3)	27,840	(3)	—	(3)

Total	$747,933		$833,260		$382,469		$434,508		$417,640		$350,479

Disability
Salary continuation	$—		$663,500	(6)	$—		$—		$—		$—
Medical, dental and life insurance benefits	8,733	(2)	56,350		—		—		—		—
Acceleration of vesting of stock options	139,200	(3)	55,680	(3)	27,840	(3)	27,840	(3)	27,840	(3)	—	(3)

Total	$147,933		$775,530		$27,840		$27,840		$27,840		$0

Death
Salary (lump-sum payment)	$—		$229,500	(7)	$—		$—		$—		$—
Medical, dental and life insurance benefits	3,915	(4)	6,795		—		—		—		—
Acceleration of vesting of stock options	139,200	(3)	55,680	(3)	27,840	(3)	27,840	(3)	27,840	(3)	—	(3)

Total	$143,115		$291,975		$27,840		$27,840		$27,840		$0

(1)

In the event of termination without cause (including a termination without cause following a change in control), Mr. Devlin’s employment agreement provides for a payment of two times base salary ($300,000) due for the remaining unexpired term and the average bonus ($0) earned (other than signing and retention bonuses) during the three (3) years prior to the year in which the termination occurs, plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to termination of employment for a period of two years of approximately ($8,733).

(2)

In the event of disability, Mr. Devlin’s employment agreement provides that he will be entitled the non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to disability for a period of two years of approximately ($8,733).

(3)

Amounts represent the value of unvested stock option awards at December 31, 2011 equal to 240,000 options, 96,000 options, 48,000 options, 48,000 options, 48,000 options and 60,000 options for Mr. Devlin, Mr. Boyer, Mr. Hackney, Ms. Pollack, Mr. McGowan and Mr. Pinto respectively, multiplied by $0.58 per option. The $0.58 value of each option represents the closing price of the Company’s stock on December 31, 2011 of $7.85 per share less the option exercise price of $7.27 per share. In the case of Mr. Pinto, his options were granted and valued on July 05, 2011 at a closing stock price of $10.19.

(4)

In the event of his death, Mr. Devlin’s beneficiary, legal representative, or estate would be entitled the non-taxable medical and dental coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to death for a period of one year of approximately ($3,915).

(5)

In the event of termination without cause (including a termination without cause following a change in control), Mr. Boyer’s employment agreement provides for a payment equal to three times the sum of the highest base salary ($229,500) plus highest bonus paid in last three completed fiscal years ($0), plus a lump sum cash payment equal to the contributions to which Executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($9,180) and ESOP ($10,652) plus the excess of the present value of the benefit to which Executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Bank if Executive had continued to work for 36 months after the effective date of the termination ($0), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to termination of employment (approximately $29,583). The tax qualified defined benefit plan was frozen effective December 31, 2008 and there is no additional benefit available upon termination.

(6)

In the event of disability, Mr. Boyer’s employment agreement provides that he will be entitled to his base salary ($229,500) for the longer of the remaining term (3 years) of the employment agreement or one year, reduced by benefits paid under any disability policy ($25,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately ($56,350).

(7)

In the event of his death, Mr. Boyer’s beneficiary, legal representative, or estate would be entitled to his base salary ($229,500) for a period of one year and his family would be entitled to medical and dental coverage for one year ($6,795).

(8)

In the event of termination without cause (including a termination without cause following a change in control), Mr. Hackney’s, Ms. Pollack’s, Mr. McGowan’s and Mr. Pinto’s change in control agreements provide for a severance payment equal to two years or 2 times base salary ($175,000, $193,800, $178,500 and $175,000 respectively), and the average bonus ($0, $0, $0 and $0 respectively) earned during the three (3) years prior to the year in which the termination occurs, plus non-taxable medical and dental coverage and life insurance coverage for a period of two (2) years, of approximately ($4,629, $19,068, $32,800 and $479 respectively).

Director Compensation

The following table provides the compensation received by individuals who served as non-employee Directors of Cape Bank during 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($))(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Mark A. Benevento	22,657	—	—	—	—	22,657
Agostino R. Fabietti	27,307	—	—	—	—	27,307
Robert F. Garrett, III	32,857	—	—	—	—	32,857
Frank J. Glaser	28,861	—	—	—	—	28,861
Roy Goldberg	28,207	—	—	—	—	28,207
David C. Ingersoll, Jr.	30,107	—	—	—	—	30,107
Joanne D. Kay	25,934	—	—	—	—	25,934
James J. Lynch	24,807	—	—	—	—	24,807
Matthew J. Reynolds	31,957	—	—	—	—	31,957
Thomas K. Ritter	36,522	—	—	—	—	36,522

(1)	Comprised of stipend, committee fees, and Chairman and Chairman Emeritus fees of $7,600 in the case of Director Garrett.
(2)	Directors Fabietti, Garrett, Glaser, Ingersoll, Kay, Lynch, Reynolds and Ritter held 1,100 shares of Restricted Stock at December 31, 2011.
(3)

Directors Fabietti, Garrett, Glaser, Ingersoll, Kay, Lynch, and Ritter each held 2,950 Stock Options at December 31, 2011 of which 590 stock options were vested in each Director. Mr. Reynolds held 2,360 unvested stock options at December 31, 2011.

Stipend and Meeting Fees For Non-Employee Directors. For 2011, non-employee Directors of Cape Bank were paid an annual stipend of $22,000 (payable bi-weekly) as well as an annual stipend ranging $2,000 to $5,000 (payable bi-weekly) for Committee Chairman and a range of $350 to $500 for a committee meeting. Directors do not receive any additional fees for their service on the Board of Directors of Cape Bancorp, Inc.

Director Retirement Plan. In 2008, the Bank froze the Director’s Retirement Plan. This previously amended and restated retirement plan was represented by individual agreements with the Directors. In accordance with each Director’s retirement agreement, the Director is entitled to a normal retirement benefit upon termination of service on or after the Director’s normal retirement age, equal to 2.5% times the Director’s years of service with Cape Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a Director during any five consecutive calendar years. This benefit is payable to the Director in equal monthly installments for a period of 10 years or the Director’s lifetime, whichever was greater. Subsequent to Mr. Garrett’s retirement in April 2012, he will begin receiving a benefit from this plan commencing May 1, 2012.

Transactions with Directors and Management

Loans and Extensions of Credit. The aggregate amount of loans by Cape Bank to its Executive Officers and Directors, and their affiliates, was $13.9 million at December 31, 2011. As of that date, all of these loans were performing according to their original terms. Cape Bank had a policy of offering a 100 basis point interest rate discount to its Employees (including Officers) for loans on their primary residence. Effective December 31, 2008, this policy was discontinued. No such discounted loans were offered by Cape Bank to its Directors. The outstanding loans made to our Directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Set forth below is certain information for the loans made by Cape Bank to its Named Executive Officers who were indebted to Cape Bank at any time since January 1, 2009, and participated in the above-referenced benefit program. This program was generally available to all other Employees and does not give preference to any Executive Officer over any other Employee, until its discontinuance at December 31, 2008. All loans are secured loans and designated as residential loans are first mortgage loans secured by the borrower’s principal place of residence. Mr. Hackney chose not to participate in the employee discount loan program.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name of Individual	Loan Type	Date Originated	Original Loan Amount ($)	Highest Balance During Fiscal 2011 ($)	Balance on December 31, 2011 ($)	Interest Rate On December 31, 2011
Robert J. Boyer	Residential	3/7/03	310,000	170,067	150,868	3.50%
Guy Hackney	Residential	4/9/03	130,000	35,456	21,738	4.75%
Guy Hackney	HELOC	8/19/11	50,000	25,000	21,800	3.25%

Other Transactions. Robert F. Garrett, III and Joanne D. Kay, in addition to their duties as Directors of Cape Bancorp and Cape Bank, are practicing attorneys with the law firms of Loveland and Garrett, and Kay and Kay, respectively, who perform legal work directly for Cape Bank. During the year ended December 31, 2011, Ms. Kay’s law firm received fees of approximately $127,700 for legal work related to bank loans in the process of foreclosure and Mr. Garrett’s law firm received fees of approximately $500 for legal fees associated with the Bank. All transactions on behalf of the Bank with these law firms were in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons. Frank J. Glaser, in addition to his duties as Director of Cape Bancorp and Cape Bank, is the owner of James Candy Company. Mr. Glaser’s company received approximately $1,962 in fees for services provided.

Indemnification for Directors and Officers

Cape Bancorp’s Bylaws provide that Cape Bancorp shall indemnify all Officers, Directors and Employees of Cape Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a Director or Officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of Cape Bancorp pursuant to its Bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore, is, unenforceable.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2011 was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2012. At the Annual Meeting, the Stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2012. A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he/she so desires.

Stockholder ratification of the selection of KPMG LLP is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the Stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Cape Bancorp, Inc. and its Stockholders.

Audit Fees

Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG LLP during the year ended December 31, 2011 and 2010.

The aggregate fees included in the Audit Fees category were fees billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	September 30,	September 30,
	Year Ended December 31, 2011	Year Ended December 31, 2010

Audit Fees	$301,881	$233,976
Audit-Related Fees	39,100	57,500
Tax Fees	55,000	—
All Other Fees	—	14,000

Audit Fees. Audit fees of $301,881 for the year ended December 31, 2011 and $233,976 for the year ended December 31, 2010 were for professional services rendered for the audits of our consolidated financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and the audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011.

Audit-Related Fees. Audit-related fees for the year ended December 31, 2011 totaled $39,100 compared to $57,500 for the year ended December 31, 2010. Audit-related fees of $33,300 for the year ended December 31, 2011 and $32,400 for the year ended December 31, 2010 were for services related to benefit plans and $5,800 for the year ended December 31, 2011 and $5,100 for the year ended December 31, 2010 were for services related to an SEC Comment Letter. Additionally, audit-related fees of $12,500 and $7,500 for the year ended December 31, 2010 were for services related to a consent from Crowe Horwath LLP to publish previously audited financials and for a deferred tax allowance review, respectively. Such fees for 2011 and 2010 were reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees” above.

Tax Fees. Cape Bancorp determined that the independent registered public accounting firm would not perform the preparation and filing of its corporate tax returns, tax compliance and other tax-related services for 2011 or 2010. Tax fees of $55,000 for the year ending December 31, 2011 were for services related to tax compliance and tax planning.

All Other Fees. For the year ended December 31, 2010, other fees totaled $14,000 and were for merger integration and audit opinion reissuance due to a change in auditors. There were no fees for the year ended December 31, 2011.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as our independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement letter prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and Management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above.

In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012, the proposal must receive a majority of the votes represented at the Annual Meeting, without regard to broker non-votes, in favor of such ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our five other most highly compensated Executive Officers of Cape Bancorp, Inc. (“Named Executive Officers”) is described in “PROPOSAL I—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

Stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the Stockholders of Cape Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on Executive compensation and other important governance topics with our Stockholders and encourages all Stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our Executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL III.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an Annual Meeting of Stockholders. In order for a Stockholder to properly bring business before an Annual Meeting, or to propose a nominee to the Board of Directors, the Stockholder must give written notice to our Secretary not less than 90 days prior to the date of our proxy materials for the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s Annual Meeting, notice by the Stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such Annual Meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the Annual Meeting was mailed or otherwise transmitted or (ii) the day on which we first make public announcement of the date of the Annual Meeting. The notice must include the Stockholder’s name, record address, and number of shares owned; describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting, and any material interest of the Stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the Proxy Statement and proxy relating to an Annual Meeting any Stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Advance written notice of business or nominations to the Board of Directors to be brought before the 2013 Annual Meeting of Stockholders must be given to us no later than January 29, 2013. The date on which the 2013 Annual Meeting of Stockholders is expected to be held is April 29, 2013.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders, any Stockholder proposal to take action at such meeting must be received at our Executive office, 225 North Main Street, Cape May Court House, New Jersey 08210, no later than January 29, 2013. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Cape Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our Directors, Officers and regular Employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 is available on our website at www.capebanknj.com. Any Stockholder who has not received a copy of such Annual Report may obtain a copy by writing to us.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joan B. Ditmars
Joan B. Ditmars Corporate Secretary

Cape May Court House, New Jersey

March 23, 2012

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CAPE BANCORP, INC. 225 NORTH MAIN STREET ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS CAPE MAY COURT HOUSE, NJ 08210 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Mark A. Benevento 02 Michael D. Devlin 03 Matthew J. Reynolds The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. The ratification of the appointment of KPMG LLP as independent registered public accounting firm of Cape Bancorp, Inc. for 0 0 0 the fiscal year ending December 31, 2012. 3. The Advisory (non-binding) vote to approve the Company’s executive compensation. 0 0 0 NOTE: The transaction of such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com . CAPE BANCORP, INC. Annual Meeting of Shareholders April 30, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints the official proxy committee of Cape Bancorp, Inc. (the “Company”), consisting of Agostino R. Fabietti, and Frank J. Glaser or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on April 30, 2012 at 10:00 a.m., local time, at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting. IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, This instruction and proxy card is also solicited by the Board of Directors of Cape Bancorp (the “Company”) for use at the Annual Meeting of Stockholders on April 30, 2012 by persons who participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) and Cape Bank Employees’ Savings & Profit Plan and Trust (the “401(k) Plan”). PHONE AND INTERNET VOTING CUTOFF FOR ESOP AND 401(k) PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 25, 2012. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs First Bankers Trust Services, Inc., as the Trustee of the ESOP, and Cape Bank, as the Trustee for the the 401(k) Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Stockholders of Cape Bancorp to be held on April 30, 2012, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof. IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA Continued and to be signed on reverse side